Exhibit 3.3

            AGREEMENT FOR PURCHASE AND SALE OF STOCK AND ALL
            INTEREST IN ASI GROUP, LLC, A NEVADA CORPORATION


     Whereas Sunbelt Communications is the owner of 48 units of Interest of ASI Group, LLC for which Sunbelt paid the sum of $1,200,000 in September 1998, and

     Whereas Andre Agassi is the owner of 48 units of interest in ASI Group, LLC, and

     Whereas the sole asset of ASI Group, LLC is stock ownership in Sports Entertainment Enterprises, Inc., and

     Whereas the value of the Investments of ASI have been valueless, and

     Whereas Sunbelt Communications no longer believes it to be in its best interest to be a shareholder of ASI, Sunbelt Communications believing that ASI's future economic conditions are not favorable, and

     Whereas Andre Agassi understanding the fact that Sunbelt's interest in ASI has little or no value

     Now, therefore, Sunbelt sells and Andre Agassi hereby buys for the sum of $10,000 (ten thousand dollars) all of the units of interest in ASI owned by Sunbelt. Andre Agassi understanding that said stock has been pledged to CIT for debts of Sunbelt, but which debts are secured by all of the assets of Sunbelt, which assets Sunbelt represent far exceed the debts owed CIT by Sunbelt.

     In the event at any time hereafter, Sunbelt's pledge of its stock in ASI damages Andre Agassi then, and in that event, Andre Agassi's sole remedy for such damage shall be a payment by Sunbelt to Agassi in the sum of $10,000 (ten thousand dollars).



/s/ James E. Rogers                      /s/ Andre Agassi
--------------------------------------   ---------------------------------
Sunbelt Communications                   Andre Agassi

State of Nevada   )                      State of Nevada   )
                  ) ss.                                    ) ss.
County of Clark   )                      County of Clark   )

On December 5, 2000, James E. Rogers     On December 6, 2000, Andre Agassi,
personally appeared before me, a         personally appeared before me, a
Notary Public, who acknowledged that     Notary Public, who acknowledged that
he executed the above instrument         he executed the above instrument


[ NOTARY SEAL ]  /s/                     [ NOTARY SEAL ] /s/